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                               EXHIBIT 23.3

                       DONALDSON, LUFKIN & JENRETTE
           Donaldson, Lufkin & Jenrette Securities Corporation
        200 W. Madison Street, Suite 1700, Chicago, IL 60606-3489


DAVID D. OLSON
Managing Director
Investment Banking
(312) 345-6105


      CONSENT OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION






     We hereby consent to (i) the inclusion of our opinion letter to the Board pf Directors of Pinnacle Banc Group, Inc. (the "Company") as Appendix C to the Proxy Statement/Prospectus of the Company relating to the merger among the Company, Old Kent Financial Corporation ("Old Kent") and OKFC Merger Corporation, a wholly owned subsidiary of Old Kent, and (ii) all references to Donaldson, Lufkin & Jenrette Securities Corporation in the sections captioned "Summary -The Merger - Pinnacle's Financial Advisor's Opinion that the Consideration is Fair," "The Merger and Merger Agreement - Background of the Merger," "The Merger and Merger Agreement - Opinion of Pinnacle's Financial Advisor," and "The Merger and Merger Agreement - Exclusive Commitment to Old Kent" of the
Prospectus and Proxy Statement of Pinnacle Banc Group, Inc. which forms a part of the Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                              DONALDSON, LUFKIN & JENRETTE
                                 SECURITIES CORPORATION


                              By: /S/ DAVID D. OLSON
                                  David D. Olson
                                  Managing Director

Chicago, Illinois
June 25, 1999